As filed pursuant to Rule 424(b)(2)

Registration No. 333-111234

Prospectus Supplement to Prospectus dated December 30, 2003.

$75,000,000

Horace Mann Educators Corporation

6.05% Senior Notes due 2015

We will pay interest on the notes on June 15 and December 15 of each year. The first such payment will be made on December 15, 2005. The notes mature on June 15, 2015. We may redeem the notes at any time at a redemption price described on page S-14 under the caption “Description of the Notes”. The notes will be issued only in denominations of $2,000 and integral multiples of $1,000.

See “Risk Factors” beginning on page S-2 to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

	Per Note	Total
Public Offering Price	99.643%	$74,732,250
Underwriting discount	0.650	487,500
Proceeds, before expenses, to us	98.993	74,244,750

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from June 9, 2005 and must be paid by the underwriters if the notes are delivered after June 9, 2005.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on June 9, 2005.

Goldman, Sachs & Co.

Banc of America Securities LLC

Prospectus Supplement dated June 6, 2005.

ABOUT THIS PROSPECTUS SUPPLEMENT

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents they incorporate by reference. We have not authorized anyone to provide you with additional or different information. This prospectus supplement and the accompanying prospectus may only be used where it is legal to offer and sell these securities. The information in this prospectus supplement and the accompanying prospectus may only be accurate as of their respective dates.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

HORACE MANN EDUCATORS CORPORATION

Horace Mann Educators Corporation, or Horace Mann, is an insurance holding company. Through our subsidiaries, we market and underwrite personal lines of property and casualty and life insurance and retirement annuities in the United States. Our principal insurance subsidiaries are Horace Mann Insurance Company, Teachers Insurance Company, Horace Mann Life Insurance Company, Horace Mann Property & Casualty Insurance Company and Horace Mann Lloyds.

We market our products primarily to educators and other employees of public schools and their families. Our one million customers typically have moderate annual incomes, with many belonging to two-income households. Their financial planning tends to focus on retirement, security, savings and primary insurance needs. Management believes that Horace Mann is the largest national multiline insurance company focused on the nation’s educators as its primary market.

We market and service our products primarily through an exclusive sales force of full-time agents employed by us and trained to sell multiline products. Our agents sell Horace Mann’s products and limited additional third-party vendor products authorized by us. Many of our agents are former educators or individuals with close ties to the educational community who utilize their contacts within, and knowledge of, the target market. Compensation for agents includes an incentive element based upon the profitability of the business they write. We supplement this employee agent sales force by an independent agent distribution channel for our annuity products.

Our insurance premiums written and contract deposits for 2004 were $998.4 million and our net income was $56.3 million. Our total assets were $5.4 billion at December 31, 2004. The property and casualty segment, whose primary products are private passenger automobile and homeowners insurance, accounted for 56% of our insurance premiums written and contract deposits for 2004. The annuity and life insurance segments together accounted for 44% of insurance premiums written and contract deposits for 2004 — 33% and 11%, respectively.

We are one of the largest participants in the 403(b) tax-qualified annuity market, measured by 403(b) net written premium on a statutory accounting basis. Our 403(b) tax-qualified annuities are annuities purchased voluntarily by individuals employed by public school systems or other tax-exempt organizations. We have approved 403(b) payroll reduction capabilities in approximately one-third of the 17,000 public school districts in the U.S. Our investment portfolio had an aggregate fair value of $3.7 billion at December 31, 2004. Investments consist principally of investment grade, publicly traded fixed income securities.

RISK FACTORS

You should carefully consider the following risks, as well as the other information contained in this prospectus supplement and the attached prospectus, before investing in the notes. If any of the following risks actually occur, our business could be harmed. You should refer to the other information set forth in this prospectus supplement and the attached prospectus and our consolidated financial statements and the related notes incorporated by reference herein and therein.

In addition, you should refer to the risk factors disclosed in “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Forward-Looking Information” in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, which is incorporated by reference herein, for a list of certain important factors that may cause our financial condition and results of operations to differ materially from current expectations.

Risks Relating to This Offering

We are a holding company and may not have access to the cash that is needed to make payment on the notes.

We conduct substantially all of our operations through our subsidiaries, but none of our subsidiaries is obligated to make funds available to us for payment on the notes. Accordingly, our ability to make payments on the notes depends upon the earnings of and the distribution of funds from our subsidiaries. Restrictions on our subsidiaries’ ability to distribute cash to us could materially affect our ability to pay principal and interest on our indebtedness.

The terms of our indebtedness do not restrict the ability of our subsidiaries to incur indebtedness that may restrict or prohibit our subsidiaries from distributing cash to us. We cannot assure you that the agreements governing the indebtedness of our subsidiaries will permit our subsidiaries to distribute sufficient cash to us to fund payments on the notes when due.

Creditors of our subsidiaries (including policyholders and trade creditors) will generally be entitled to payment from the assets of those subsidiaries before our subsidiaries can distribute cash to us. As a result, the notes will effectively be subordinated to the prior payment of all of the payment obligations (including amounts owed to policyholders and trade payables) of our subsidiaries.

In addition, the ability of our insurance subsidiaries to distribute cash to us is subject to state insurance department regulations, which limit cash distributions to amounts determined by reference to operating results or surplus. If insurance regulators otherwise determine that a cash distribution to an affiliate would be detrimental to an insurance subsidiary’s policyholders or creditors, because of the financial condition of the insurance subsidiary or otherwise, the regulators may block cash distributions to affiliates that would otherwise be permitted without prior approval.

The indenture under which the notes will be issued will contain only limited protection for holders of the notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction in the future.

The indenture under which the notes will be issued may not sufficiently protect holders of notes in the event we are involved in a highly leveraged transaction, reorganization, restructuring, merger or similar transaction. The indenture will not contain any provisions restricting our or any of our subsidiaries’ ability to:

•	incur additional debt, including debt senior in right of payment to the notes or debt secured by our or our subsidiaries’ assets;

•	pay dividends on or purchase or redeem capital stock;

•	sell assets (other than certain restrictions on our ability to consolidate, merge or sell all or substantially all of our assets and our ability to sell the stock of certain subsidiaries);

•	enter into transactions with our affiliates; or

•	create liens (other than certain limitations on creating liens on the stock of certain subsidiaries).

Additionally, the indenture will not require us to offer to purchase the notes in connection with a change of control or require that we or our subsidiaries adhere to any financial tests or ratios or specified levels of net worth.

If an active trading market does not develop for these notes you may not be able to resell them.

Prior to this offering, there was no public market for the notes. We do not intend to apply for listing of the notes on any national securities exchange. We cannot assure you that an active trading market will develop for the notes. If no active trading market develops, you may not be able to resell your notes at their fair market value or at all. Future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, our operating results and the market for similar securities.

Risks Relating to Our Business

Our markets are highly competitive and our financial condition and results of operations may be adversely affected if we do not remain competitive.

We operate in a highly competitive environment and compete with numerous insurance companies, as well as mutual fund families, independent agent companies and financial planners. In some instances and geographic locations, competitors have specifically targeted the educator marketplace with specialized products and programs. We compete in our target market with a number of national providers of personal automobile and homeowners insurance and life insurance and annuities.

The insurance industry consists of a large number of insurance companies, some of which have substantially greater financial resources, more diversified product lines and lower cost marketing approaches, such as direct marketing, mail, Internet and telemarketing, compared to us. We believe that the principal competitive factors in the sale of property and casualty insurance products are price, service, name recognition and education association sponsorships. We believe that the principal competitive factors in the sale of life insurance and annuity products are product features, perceived stability of the insurer, service, name recognition, education association sponsorships and price.

Our insurance subsidiaries have experienced, and expect to experience in the future, prolonged periods of intense competition during which they are unable to increase prices sufficiently to cover costs. The inability of an insurance subsidiary to compete successfully in the property and casualty business would adversely affect its financial condition and results of operations and its resulting ability to distribute cash to us.

For our annuity business, mutual funds and banks are increasingly strong competitors in the tax deferred annuity products market. The inability of an insurance subsidiary to compete successfully in the tax-deferred annuity products market would adversely affect its financial condition and results of operations and its resulting ability to distribute cash to us.

Our financial condition and results of operations may be adversely affected by declining market conditions.

Conditions in the United States and international stock markets affect the sale and profitability of our variable annuities. In general, sales of variable annuities decrease when stock markets are declining over an extended period of time. Therefore, weak equity market performance may adversely affect sales of our variable annuity products to potential customers and may cause current customers to withdraw or reduce the amounts invested in our variable annuity products, in turn reducing the amount of variable annuity fee revenues generated as well. In addition, some of our variable annuity contracts offer guaranteed minimum death benefits features, which provide for a benefit if the annuitant dies and the contract value is less than a specified amount. A decline in the stock market could cause the contract value to fall below this specified amount, increasing our exposure to losses from variable annuity products featuring guaranteed minimum death benefits.

If we are not able to effectively develop and expand our agent force and direct product distribution systems, as well as maintain and secure product sponsorships by local, state and national education associations, our financial condition and results of operations could be adversely affected.

Our success in marketing and selling our products is largely dependent upon the efforts of our exclusive sales force of full-time employee agents and our growing number of independent agents. As we expand our business, we may need to expand our network of agents to market our products. If we are unable to retain additional agents or if we fail to maintain our relationships with our current agents, sales of our products would likely decline and our financial condition and results of operations would be adversely affected.

In addition, one of the keys to the successful sale of our 403(b) tax-qualified annuity products is our ability to obtain product sponsorships from local, state and national education associations. In late 2004, the Internal Revenue Service issued proposed regulations regarding 403(b) arrangements, including annuities. The proposed regulations would alter the nature of 403(b) arrangements to an employer-sponsored plan, similar to 401(k) plans, whereby the employer (or the school system) would be required to select a limited number of plan providers to provide 403(b) tax-qualified annuity products to the teachers within the school system. This would be a significant change from the historical view of 403(b) arrangements being individual plans funded by salary reduction. In such as scenario, we would only be permitted to sell our 403(b) tax-qualified annuity products within those school systems where we have been selected as a group provider. If these proposed treasury regulations are put into effect, we could lose key sponsorships of our 403(b) tax-qualified annuity products if we are not selected as a plan provider in a school system where we are currently selling our 403(b) products, which could in turn could reduce sales of our 403(b) tax-qualified annuity products and adversely effect our financial condition and results of operations. If adopted, we would need to adapt our products and services offered to meet this changing view and modify our administrative systems to support these changes. Under the proposal, the changes would occur January 1, 2006. At this time, the final form of any changes, their timing or their impact on the 403(b) market is unknown.

Certain changes in accounting or financial reporting standards issued by the Financial Accounting Standards Board, the Securities and Exchange Commission or other standard-setting bodies may have an adverse affect on our financial condition, results of operations and/or cost of doing business.

Our financial statements are subject to the application of generally accepted accounting principles, or GAAP, which is periodically revised and/or expanded. Accordingly, we are required to adopt new or revised accounting standards from time to time issued by recognized authoritative bodies, including the Financial Accounting Standards Board and the Securities and Exchange Commission. It is possible that future changes we are required to adopt could change the current accounting treatment that we apply to our consolidated financial statements and that such changes could have a material adverse effect on our financial condition and results of operations. For a description of potential changes in accounting standards that could affect us currently, see Note 1 of our consolidated financial statements set forth in our Annual Report on Form 10-K for the year ended December 31, 2004 incorporated herein by reference.

Our property and casualty loss reserves may not be adequate.

Our property and casualty insurance subsidiaries maintain loss reserves to provide for their estimated ultimate liability for losses and loss adjustment expenses with respect to reported and unreported claims incurred as of the end of each accounting period. If these loss reserves prove inadequate, we will record a loss measured by the amount of the shortfall and, as a result, the financial condition and results of operations of our insurance subsidiaries will be adversely affected, including their ability to distribute cash to us.

Reserves do not represent an exact calculation of liability. Reserves represent estimates, generally involving actuarial projections at a given time, of what our insurance subsidiaries expect the ultimate settlement and adjustment of claims will cost, net of salvage and subrogation. Estimates are based on assessments of known facts and circumstances, assumptions related to the ultimate cost to settle such claims, estimates of future trends in claims severity and frequency, changing judicial theories of liability and other factors. These variables are affected by both internal and external events, including changes in claims handling procedures, economic inflation, unpredictability of court decisions, plaintiffs’ expanded theories of liability, risks inherent in major litigation and legislative changes. Many of these items are not directly quantifiable, particularly on a prospective basis. Significant reporting lags may exist between the occurrence of an insured event and the time it is actually reported. Our insurance subsidiaries adjust their reserve estimates regularly as experience develops and further claims are reported and settled.

Due to inherent uncertainty in estimating reserves for losses and loss adjustment expenses, we cannot be certain that the ultimate liability will not exceed amounts reserved, with a resulting adverse effect on us.

Inaccuracies in assumptions regarding future persistency, mortality, morbidity and interest rates used in calculating reserve and deferred policy acquisition expense amount could have a material adverse impact on our net income.

The process of calculating reserve and deferred policy acquisition expense amounts for our life and annuity business involves the use of a number of assumptions, including those related to persistency (how long a contract stays with the company), mortality (the relative incidence of death in a given time or place), morbidity (the relative incidence of disability resulting from disease or physical impairment) and interest rates (the rates expected to be paid or received on financial instruments, including insurance or investment contracts). We periodically review the adequacy of these reserves and deferred policy acquisition expenses on an aggregate basis and, if future experience differs significantly from assumptions, adjustments to reserves and deferred policy acquisition expenses may be required which could have a material adverse effect on our financial condition and results of operations.

Catastrophic events can have a significant adverse effect on our financial condition and results of operations.

Results of property insurers are subject to weather and other conditions prevailing in an accident year. While one year may be relatively free of major weather or other disasters, another year may have numerous such events causing results for such a year to be materially worse than for other years.

Our insurance subsidiaries have experienced, and we anticipate that in the future they will continue to experience, catastrophe losses. A catastrophic event or a series of multiple catastrophic events could have a material adverse effect on the financial condition and results of operations of our insurance subsidiaries, thereby limiting their ability to distribute cash to us.

Various events can cause catastrophes, including hurricanes, windstorms, earthquakes, hail, terrorism, explosions, severe winter weather and fires. The frequency and severity of these catastrophes are inherently unpredictable. The extent of losses from a catastrophe is a function of both the total amount of insured exposures in the area affected by the event and the severity of the event. Although catastrophes can cause losses in a variety of property and casualty lines, most of the catastrophe-related claims of our insurance subsidiaries are related to homeowners’ coverages. Our ability to provide accurate estimates of ultimate catastrophe costs is based on several factors, including:

•	the proximity of the catastrophe occurrence date to the date of our estimate;

•	potential inflation of property repair costs in the affected area; and

•	the occurrence of multiple catastrophes in a geographic area over a relatively short period of time.

As of December 31, 2004, approximately 55% of the total annual premiums for the property and casualty business conducted by our insurance subsidiaries were for policies issued in the ten largest states in which our insurance subsidiaries write property and casualty coverage, including certain states in which catastrophe occurrences are relatively common: California, Florida, North Carolina, South Carolina, Louisiana and Texas.

Our insurance subsidiaries seek to reduce their exposure to catastrophe losses through their underwriting strategies and the purchase of catastrophe reinsurance. Nevertheless, reinsurance may prove inadequate if:

•	a major catastrophic loss exceeds the reinsurance limit, or

•	an insurance subsidiary pays a number of smaller catastrophic loss claims which, individually, fall below the subsidiary’s retention level.

Any downgrade in the ratings of our insurance subsidiaries could adversely affect our business.

Claims-paying and financial strength ratings have become an increasingly important factor in establishing the competitive position of insurance companies. Each rating agency reviews its ratings periodically. A downgrade in the ratings of any of our insurance subsidiaries by a recognized rating agency could result in a substantial loss of business for that subsidiary if agents or policyholders move to other companies with higher claims paying and financial strength ratings. This loss of business could have a material adverse effect on the financial condition and results of operations of that subsidiary and the resulting ability of that subsidiary to distribute cash to us.

Uncollectible reinsurance can have a material adverse effect upon our business volume and profitability.

Reinsurance is a contract by which one insurer, called a reinsurer, agrees to cover a portion of the losses incurred by a second insurer in the event a claim is made under a policy issued by the second insurer. Our insurance subsidiaries obtain reinsurance to help manage their exposure to property and casualty risks. Although a reinsurer is liable to our insurance subsidiaries according to the terms of its reinsurance policy, the insurance subsidiaries remain primarily liable as the direct insurers on all risks reinsured. As a result, reinsurance does not eliminate the obligation of our insurance subsidiaries to pay all claims, and each insurance subsidiary is subject to the risk that one or more of its reinsurers will be unable or unwilling to honor its obligations.

Our insurance subsidiaries cannot guarantee that their reinsurers will pay in a timely fashion, if at all. Reinsurers may become financially unsound by the time that they are called upon to pay amounts due, which may not occur for many years. Additionally, the availability and cost of reinsurance are subject to prevailing market conditions beyond our control. For example, the terrorist attacks of September 11, 2001 had a significant adverse affect on the reinsurance market.

If one of our insurance subsidiaries is unable to obtain adequate reinsurance at commercially reasonable rates, that insurance subsidiary would have to either bear an increased risk in net exposures or reduce the level of its underwriting commitments. Either of these potential developments could have a material adverse effect upon the business volume and profitability of the subsidiary.

A reduction or elimination of the tax advantages of life and annuity products would adversely affect our operating results.

A significant part of our annuity business involves fixed and variable 403(b) tax-qualified annuities, which are annuities purchased voluntarily by individuals employed by public school systems or other tax-exempt organizations. Our financial condition and results of operations could be adversely affected by changes in federal and state laws and regulations that affect the relative tax and other advantages of our life and annuity products to customers including adverse changes in IRS regulations governing 403(b) plans.

Current federal income tax laws generally permit the tax-deferred accumulation of earnings on the premiums paid by the holders of annuities and life insurance products. Taxes, if any, are payable on income attributable to a distribution under the contract for the year in which the distribution is made. From time to time, Congress has considered legislation that would reduce or eliminate the benefit of such deferral of taxation on the accretion of value with life insurance and non-qualified annuity contracts. Enactment of this legislation, including a simplified “flat tax” income structure with an exemption from taxation for investment income, could result in fewer sales of our life insurance and annuity products.

Losses due to defaults by others could reduce our profitability or negatively affect the value of our investments.

Third parties that owe us money, securities or other assets may not pay or perform their obligations. These parties include the issuers whose securities we hold, borrowers under mortgage loans, customers, trading counterparties, counterparties under swaps and other derivative contracts, reinsurers, clearing agents, exchanges, clearing houses and other financial intermediaries. These parties may default on their obligations to us due to bankruptcy, lack of liquidity, downturns in the economy or real estate values, operational failure or other reasons.

The default of a major market participant could disrupt the securities markets or clearance and settlement systems in the United States or abroad. A failure of a major market participant could cause some clearance and settlement systems to assess members of that system, including our broker-dealer subsidiaries, or could lead to a chain of defaults that could adversely affect us. A default of a major market participant could disrupt various markets, which could in turn cause market declines or volatility.

If our investment strategy is not successful, we could suffer unexpected losses.

The success of our investment strategy is crucial to the success of our business. Specifically, we are subject to:

•	market value risk, which is the risk that our invested assets will decrease in value, due to a change in the yields realized on our assets and prevailing market yields for similar assets, an unfavorable change in the liquidity of the investment or an unfavorable change in the financial prospects or a downgrade in the credit rating of the issuer of the investment;

•	reinvestment risk, which is the risk that interest rates will decline and funds reinvested will earn less than expected; and

•	liquidity risk, which is the risk that liabilities are surrendered or mature sooner than anticipated and that we may have to sell assets at an undesirable time to provide for policyholder surrenders or withdrawals.

We attempt to control these risks in product pricing and in establishing policy reserves, but we cannot assure you that assets will be properly matched to meet anticipated liabilities or that our investments will provide sufficient returns to enable us to satisfy our guaranteed fixed benefit obligations.

We may also enter into foreign currency, interest rate and credit derivatives and other hedging transactions in an effort to manage risks. We cannot assure you that we will successfully structure those derivatives and hedges so as to effectively manage these risks. If our calculations are incorrect, or if we do not properly structure our derivatives or hedges, we may have unexpected losses and our assets may not be adequate to meet our needed reserves, which could adversely affect our financial condition and results of operations.

The result of any investment activity is determined to a significant degree by general economic conditions, which may adversely affect the markets for interest rate sensitive securities, including the level and volatility of interest rates and the extent and timing of investor participation in these markets. Unexpected volatility or illiquidity in the markets in which we hold positions could adversely affect us.

If we fail to correct certain material weaknesses in our internal controls or if we fail to maintain an effective system of internal controls once such material weaknesses are corrected, we may not be able to accurately report our financial results.

Effective internal controls are necessary for us to provide accurate, reliable financial reports. If we cannot provide accurate, reliable financial reports our investors could be unable to review our performance and could lose confidence in us and our financial condition and results of operations could be harmed. We have in the past discovered, and may in the future discover, areas of our internal controls that need improvement. For example, in our Annual Report on Form 10-K for the year ended December 31, 2004, our management reported that we did not maintain effective internal control over financial reporting as of December 31, 2004, based on criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission in Internal Control—Integrated Framework, and identified two areas that constituted material weaknesses. The first material weakness related to deficiencies in our policies and procedures with respect to the reconciling of differences between the tax basis and book basis of each component of our deferred tax asset and liability accounts. The second material weakness related to deficiencies in our policies and procedures with respect to the accurate reporting of cash. The deficiencies included our failure to timely reconcile bank accounts and suspense accounts, as well as the improper application of U.S. generally accepted accounting principles related to the classification of outstanding checks. As a result of these material weaknesses, misstatements were discovered with respect to our deferred tax assets and liabilities and with respect to various expense accounts. These misstatements and deficiencies were first discovered and brought to the attention of management by KPMG LLP in connection with their 2004 audit of our financial statements. The misstatements, which were recorded in our December 31, 2004 consolidated financial statements, were immaterial and did not require the restatement of any of our prior financial statements. We cannot assure you that any weaknesses we may discover in the future will not require us to restate any of our prior financial statements.

Our management has identified the steps we believe necessary to address the material weaknesses described above, and has begun to execute remediation plans, as discussed in “Item 4:

Controls and Procedures” of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005. We are in the process of remediating these material weaknesses and expect to substantially complete this effort by November 30, 2005. Any failure to implement and maintain the improvements in the controls over our financial reporting, or difficulties encountered in the implementation of these improvements in our controls, could cause us to fail to produce accurate, reliable financial reports or to meet our reporting obligations and could cause the market to lose confidence in our reported financial information. As a result, our financial condition and results of operations could suffer materially.

Interest rate fluctuations could negatively affect the income we derive from the difference between the interest rates we earn on our investments and the interest we pay under our annuity contracts.

Significant changes in interest rates expose us to the risk of not earning income or experiencing losses based on the differences between the interest rates earned on our investments and the credited interest rates paid on our outstanding annuity contracts. Significant changes in interest rates may affect:

•	the unrealized gains and losses in our investment portfolio and the related after-tax effect on our shareholders’ equity and total capital;

•	the book yield of our investment portfolio; and

•	the ability of our insurance subsidiaries to maintain appropriate interest rate spreads over the fixed rates guaranteed in their life and annuity products.

Both rising and declining interest rates can negatively affect the income we derive from these interest rate spreads. During periods of falling interest rates, our investment earnings will be lower because new investments in fixed maturity securities will likely bear lower interest rates. We may not be able to fully offset the decline in investment earnings with lower crediting rates on our annuity contracts. During periods of rising interest rates, we may be contractually obligated to increase the crediting rates on our annuity contracts. We may not, however, have the ability immediately to acquire investments with interest rates sufficient to offset the increased crediting rates under our annuity contracts. Although we develop and maintain asset/liability management programs and procedures designed to reduce the volatility of our income when interest rates are rising or falling, we cannot assure you that changes in interest rates will not affect our interest rate spreads.

Changes in interest rates may also affect our business in other ways. For example, lower interest rates may result in decreased rates on certain of our fixed-rate products which could make those products less attractive, leading to lower sales and/or changes in the level of surrenders and withdrawals of such life insurance and annuity products to our customers.

The insurance industry is highly regulated.

We are subject to extensive regulation and supervision in the jurisdictions in which we do business. Regulation generally is designed to protect the interests of policyholders, as opposed to stockholders and non-policyholder creditors. Such regulations, among other things, impose restrictions on the amount and type of investments our subsidiaries may have. Certain states also regulate the rates insurers may charge for certain property and casualty products. Legislation and voter initiatives have expanded, in some instances, the states’ regulation of rates and have increased data reporting requirements. Consumer-related pressures to roll back rates, even if not enacted by legislation or upheld upon judicial appeal, may affect our ability to obtain timely rate increases or operate at desired levels of profitability. Changes in insurance regulations, including those affecting the ability of our insurance subsidiaries to distribute cash to us and those affecting the ability of our insurance subsidiaries to write profitable property and casualty insurance policies in one or more states, may adversely affect the financial condition and results of operations of our insurance subsidiaries, impairing their ability to distribute cash to us.

Examples of governmental regulation that has adversely affected the operations of our insurance subsidiaries include:

•	the adoption in several states of legislation and other regulatory action intended to reduce the premiums paid for automobile insurance by residents of those states; and

•	requirements that insurance companies:

•	pay assessments to support associations that fund state-sponsored insurance operations, or

•	involuntarily issue policies for high-risk automobile drivers.

Regulation that could adversely affect our insurance subsidiaries also includes statutory surplus and risk-based capital requirements. Maintaining appropriate levels of statutory surplus, as measured by statutory accounting practices and procedures, is considered important by state insurance regulatory authorities and the private agencies that rate insurers’ claims-paying abilities and financial strength. The failure of an insurance subsidiary to maintain levels of statutory surplus that are sufficient for the amount of insurance written by it could result in increased regulatory scrutiny, action by state regulatory authorities or a downgrade by rating agencies.

Similarly, the National Association of Insurance Commissioners has adopted a system of assessing minimum capital adequacy that is applicable to our insurance subsidiaries. This system, known as risk-based capital, is used to identify companies that may merit further regulatory action by analyzing the adequacy of the insurer’s surplus in relation to statutory requirements.

Because state legislatures remain concerned about the availability and affordability of property and casualty insurance and the protection of policyholders, our insurance subsidiaries expect that they will continue to face efforts by those legislatures to expand regulations to cover these concerns. For example, in the Spring 2005 session, the Florida legislature will be considering measures to address the effect of future and past multi-hurricane seasons, including possible revisions to industry retention levels prior to recoveries from the Florida Hurricane Catastrophe Fund and potential assessments to replenish the surplus of Citizens Property Insurance Corporation. Any one of these proposed measures could adversely affect the financial condition and results of operations of the insurance subsidiaries and their resulting ability to distribute cash to us.

In the event of the insolvency, liquidation or other reorganization of any of our insurance subsidiaries, our creditors and stockholders would have no right to proceed against any such insurance subsidiary or to cause the liquidation or bankruptcy of any such insurance subsidiary under federal or state bankruptcy laws. The insurance laws of the domiciliary state would govern such proceedings and the relevant insurance commissioner would act as liquidator or rehabilitator for the insurance subsidiary. Creditors and policyholders of any such insurance subsidiary would be entitled to payment in full from the assets of the insurance subsidiary before we, as a stockholder, would be entitled to receive any distribution.

The financial position of our insurance subsidiaries also may be affected by court decisions that expand insurance coverage beyond the intention of the insurer at the time it originally issued an insurance policy.

The insurance industry is highly cyclical.

The results of companies in the insurance industry historically have been subject to significant fluctuations due to competition, economic conditions, interest rates and other factors. In particular, the property and casualty and group health insurance segments historically have experienced pricing and profitability cycles. With respect to these cycles, the factors most affecting current and prospective results of operations are intense price competition, aggressive marketing by insurers and industry-wide underwriting results, which have resulted in higher combined loss and expense ratios.

Litigation may harm our financial strength or reduce our profitability.

Insurance companies have been subject to substantial litigation resulting from claims, disputes and other matters. Most recently, they have faced expensive claims, including class action lawsuits, alleging, among other things, improper sales practices and improper claims settlement procedures. Negotiated settlements of certain of such actions have had a material adverse effect on many insurance companies. The resolution of such claims against any of our insurance subsidiaries, including the potential adverse affect on our reputation and charges against the earnings of our insurance subsidiaries as a result of legal defense costs, a settlement agreement or an adverse finding or findings against our insurance subsidiaries in such a claim, could materially adversely affect the financial condition and results of operations of our insurance subsidiary, impairing its ability to distribute cash to us.

USE OF PROCEEDS

We estimate that the net proceeds from the offering of the notes will be approximately $74.0 million, after deducting the underwriting discounts and estimated fees and expenses for the offering.

We will use approximately $28.6 million of the net proceeds of this offering to redeem our outstanding 6 5/8% Senior Notes due 2006 and approximately $25 million of the net proceeds to reduce the amount currently outstanding under our bank credit agreement. We may reborrow these amounts under the terms of our bank credit agreement. As of March 31, 2005, there was approximately $28.6 million in principal amount outstanding under our 6 5/8% Senior Notes Due 2006. As of March 31, 2005, amounts outstanding under our bank credit agreement totaled approximately $25 million. The borrowings under our bank credit agreement currently bear interest at a rate of approximately 3.6% per year, as of March 31, 2005, and are payable in May 31, 2009. Any remaining net proceeds will be used for general corporate purposes, and potentially to reduce other corporate indebtedness.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth our ratio of earnings to fixed charges on a consolidated basis for the periods shown. For purposes of computing the ratio of earnings to fixed charges, “earnings” consists of income from continuing operations before income taxes and interest expense (including amortization of debt issuance cost), and “fixed charges” consists of interest expense (including amortization of debt issuance cost).

Year Ended December 31,					Three Months Ended March 31,
2000	2001	2002	2003	2004	2005
2.0x	4.0x	1.9x	4.0x	11.2x	21.8x

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2005:

•	on an actual basis; and

•	on an as adjusted basis to reflect the principal amount of the notes offered by this prospectus supplement and the application of the net proceeds from the offering.

You should read this table in conjunction with “Use of Proceeds” and the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of our Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 and our consolidated financial statements and the related notes incorporated by reference in this prospectus supplement.

	March 31, 2005
	Actual	As Adjusted
	(Dollars in thousands)
Cash (1)	$0	$20,419

Bank credit agreement (2)	$25,000	$0
Current portion of long-term debt	—	—

Total short-term debt	25,000	0
Long-term debt, excluding current portion:
Senior Convertible Notes due 2032 (3)	116,138	116,138
6 5/8% Senior Notes due 2006 (4)	28,586	0
6.05% Senior Notes due 2015	0	75,000

Total long-term debt	144,724	191,138
Stockholders’ equity:
Preferred stock	—	—
Common stock and additional paid-in capital (5)	343,764	343,764
Retained earnings	516,809	516,809
Treasury stock	(332,577)	(332,577)
Accumulated other comprehensive income, net of taxes (6)	29,889	29,889

Total stockholders’ equity	557,885	557,885

Total capitalization	$727,609	$749,023

(1)	Our cash is held principally within our subsidiaries, through which we conduct substantially all of our operations. However, the ability of our subsidiaries which are insurance companies to distribute cash to us is subject to regulatory restrictions, and none of our subsidiaries are obligated to make funds available to us for payment on the notes. See “Risk Factors — Risks Related to This Offering — We are a holding company and may not have access to the cash that is needed to make payment on the notes.”
(2)	Our bank credit agreement provides for revolving unsecured credit borrowings of up to $100.0 million aggregate principal amount. As of March 31, 2005, we had $25.0 million outstanding under our bank credit agreement. We will use $25.0 million of the net proceeds of this offering to repay all borrowings under our bank credit agreement. See “Use of Proceeds.”
(3)	For the purpose of calculating the “As Adjusted” amounts, we have assumed that we have made no repurchases of our Senior Convertible Notes due 2032. See “Use of Proceeds.”
(4)	As of March 31, 2005, we had approximately $28.6 million outstanding principal amount of our 6 5/8% Senior Notes due 2006. We will use approximately $28.6 million of the net proceeds of the offering to redeem all of our outstanding 6 5/8% Senior Notes due 2006. See “Use of Proceeds.”
(5)	The market value of our common stock and the market value per share were $760.7 million and $17.74, respectively, at March 31, 2005. Book value per share was $13.01 at March 31, 2005, $11.96 excluding investment fair value adjustments.
(6)	Accumulated other comprehensive income, net of taxes, were comprised of (i) net unrealized gains on fixed maturities and equity securities and (ii) minimum pension liability adjustment of approximately $44.9 million and (approximately $15.0 million), respectively, for the quarter ending March 31, 2005.

DESCRIPTION OF THE NOTES

This description of the terms of the notes adds information to the description of the general terms and provisions of the senior debt securities in the accompanying prospectus under the heading “Description of the Debt Securities”. If this description differs in any way from the description in the accompanying prospectus, you should rely on the description of notes in this prospectus supplement.

General

The title of the notes will be 6.05% Senior Notes due 2015. The notes initially will be limited to a total principal amount of $75,000,000. However, we may, without the consent of the holders of the notes, issue additional senior debt securities having the same ranking and the same interest rate, maturity date and other terms as the notes. Any such additional senior debt securities, together with the notes offered by this prospectus supplement, will constitute a single series of senior debt securities under the indenture.

The notes will be our unsecured senior debt securities. The notes will mature at 100% of their principal amount on June 15, 2015. We may redeem the notes prior to their maturity at a redemption price described below under “Optional Redemption”. There is no sinking fund for the notes. The notes will not be listed on any securities exchange.

We will not pay any additional amounts on the notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the notes.

The notes are subject to defeasance in the manner described under the heading “Description of Debt Securities—Defeasance and Discharge” in the accompanying prospectus.

The notes will be issued only in denominations of $2,000 and integral multiples of $1,000. The notes will be issued as global debt securities. For more information, please refer to the section captioned “Description of the Debt Securities—Global Debt Securities” on page 11 of the accompanying prospectus. The Depository Trust Company, or DTC, will be the depositary with respect to the notes. The notes will be issued as fully-registered securities in the name of Cede & Co., DTC’s nominee.

Interest

The notes will bear interest from June 9, 2005 or from the most recent interest payment date (as defined below) on which we paid or provided for interest on the notes, at the rate of 6.05% per year. We will pay interest on each note on June 15 and December 15 of each year. We will refer to each of these dates as an “interest payment date.” The first interest payment date will be December 15, 2005. We will pay interest on a note to the person in whose name that note was registered at the close of business on the preceding June 1 or December 1, whether or not a business day, prior to the applicable interest payment date. Interest on the notes will be paid on the basis of a 360-day year comprising twelve 30-day months. In the event that an interest payment date is not a business day, we will pay interest on the next day that is a business day, with the same force and effect as if made on the interest payment date, and without any interest or other payment with respect to the delay. For purposes of this prospectus supplement, a “business day” is a day other than a Saturday, a Sunday or any other day on which banking institutions in New York, New York are authorized or required by law or executive order to remain closed.

Optional Redemption

We may redeem the notes, at our option, at any time (the “Redemption Date”) in whole or from time to time in part at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed, or

•	the sum of the present values of the remaining scheduled payments for principal and interest on the notes to be redeemed (not including any portion of such payments of interest accrued as of the Redemption Date) discounted to the Redemption Date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 30 basis points, as calculated by an Independent Investment Banker;

plus, in either of the above cases, accrued and unpaid interest on the notes to be redeemed to, but not including, the Redemption Date.

If we have given notice as provided in the indenture and made funds available for the redemption of any notes called for redemption on the redemption date referred to in that notice, those notes will cease to bear interest on that redemption date. Any interest accrued to the date fixed for redemption will be paid as specified in such notice. We will give written notice of any redemption of any notes to holders of the notes to be redeemed at their addresses, as shown in the security register for the notes, at least 30 days and not more than 60 days prior to the date fixed for redemption. The notice of redemption will specify, among other items, the date fixed for redemption, the redemption price and the aggregate principal amount of the notes to be redeemed.

If we choose to redeem less than all of the notes, we will notify JPMorgan Chase Bank, N.A., the trustee under the indenture, at least 60 days before giving notice of redemption, or such shorter period as is satisfactory to the trustee, of the aggregate principal amount of the notes to be redeemed and the applicable redemption date. The trustee will select by lot, in such manner as it shall deem appropriate and fair, the notes to be redeemed in part.

As used in this prospectus supplement:

“Comparable Treasury Issue” means the United States Treasury security selected by the Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

“Comparable Treasury Price” means with respect to any redemption date for the notes the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or if the Trustee obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means Goldman, Sachs & Co. and any successor firm or, if such firm is unwilling or unable to select the Comparable Treasury Issue, an independent investment banking institution of national standing appointed by us that is acceptable to the Trustee.

“Reference Treasury Dealer” means each of Goldman, Sachs & Co. and four other primary U.S. government securities dealers (each a “Primary Treasury Dealer”), as specified by Horace Mann; provided that if any of Goldman, Sachs & Co. or any Primary Treasury Dealer as specified by Horace Mann shall cease to be a Primary Treasury Dealer, Horace Mann will substitute therefore another Primary Treasury Dealer and if Horace Mann fails to select a substitute within a reasonable period of time, then the substitute will be a Primary Treasury Dealer selected by the Trustee after consultation with Horace Mann.

“Reference Treasury Dealer Quotations” means, with respect to the Reference Treasury Dealer and any redemption date, the average, as determined by the Trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the Trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding such redemption date.

“Treasury Rate” means the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date. The Treasury Rate shall be calculated on the third business day preceding the redemption date.

“Trustee” means JPMorgan Chase Bank, N.A., as trustee for the notes.

Additional Covenants

We refer you to the section entitled “Description of the Debt Securities” in the accompanying prospectus for a description of certain covenants applicable to the notes. In addition to the foregoing, the following covenants will apply to the notes for the benefit of the holders of the notes:

Negative Pledge

Because we are a holding company, our assets consist primarily of the securities of our subsidiaries. The negative pledge provisions of the supplemental indenture limit our ability to pledge some of these securities. The supplemental indenture provides that, except for liens specifically permitted by the supplemental indenture, we will not, and will not permit any subsidiary to, create, assume, incur or permit to exist any indebtedness for borrowed money (including any guarantee of indebtedness for borrowed money) that is secured by a pledge, lien or other encumbrance on:

•	the voting securities of any “significant subsidiary,” or

•	the voting securities of a subsidiary that owns, directly or indirectly, the voting securities of any of the “significant subsidiaries,”

without providing that the notes issued and outstanding under the supplemental indenture will be secured equally and ratably with indebtedness so secured so long as such other indebtedness shall be secured.

Under the senior indenture, “subsidiary” means any corporation, partnership or other entity of which at the time of determination we or one or more of our subsidiaries own directly or indirectly at least a majority of the outstanding shares of the capital voting stock entitled to vote in the election of directors, managers or trustees thereof or at least a majority of the equity capital, profits or other similar interests of such entity. Under the supplemental indenture, “significant subsidiary” means any of our “significant subsidiaries,” as such term is defined in paragraph (w) of Rule 1-02 of Regulation S-X passed pursuant to the Securities Exchange Act, as amended.

As of the date of this prospectus supplement, our “significant subsidiaries” are Horace Mann Insurance Company, Horace Mann Life Insurance Company, Horace Mann Property & Casualty Insurance Company and Teachers Insurance Company.

Restrictions on Dispositions

The supplemental indenture also provides that we will not, and will not permit any of our subsidiaries to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any of the common stock of our significant subsidiaries (except to us or to one or more of our other subsidiaries or for the purpose of qualifying directors), unless:

•	the issuance, sale, assignment, transfer or other disposition is required to comply with the order of a court or regulatory authority of competent jurisdiction, other than an order issued at our request or the request of one of our subsidiaries;

•	the entire capital stock of a significant subsidiary then owned by us or one of our subsidiaries is disposed of in a single transaction or in a series of related transactions, for consideration consisting of cash or other property which is at least equal to the Fair Value of such capital stock; or

•	after giving effect to the issuance, sale, assignment, transfer or other disposition, we and our subsidiaries would own directly or indirectly at least 80% of the issued and outstanding capital stock of such significant subsidiary and such issuance, sale, assignment, transfer or other disposition is made for consideration consisting of cash or other property which is at least equal to the Fair Value of such capital stock.

As used in this prospectus supplement:

“Fair Value,” when used with respect to dispositions of capital stock or other assets, means the fair value thereof as determined in good faith by our board of directors.

Trustee, Paying Agent, Authenticating Agent and Registrar

JPMorgan Chase Bank, N.A. will act as trustee for the notes, which will be issued under an indenture dated as of June 9, 2005, as amended or supplemented from time to time, between us and the trustee. The indenture is a senior indenture as described in the accompanying prospectus. You should read the accompanying prospectus for a general discussion of the terms and provisions of the indenture. From time to time, we and some of our subsidiaries maintain deposit accounts and conduct other banking transactions, including lending transactions, with the trustee in the ordinary course of business.

Notices

Any notices required to be given to the holders of the notes will be given to DTC.

Governing Law

The indenture and the notes are governed by and will be construed in accordance with New York law.

UNDERWRITING

We and the underwriters named below have entered into an underwriting agreement and a pricing agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table. Goldman, Sachs & Co. is the representative of the underwriters.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$67,500,000
Banc of America Securities LLC	7,500,000

Total	$75,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.40% of the principal amount of notes. Any such securities dealer may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.25% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that one or more of the underwriters intends to make a market in the notes but is not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than it is required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The underwriters have represented, warranted and agreed that: (i) it has not offered or sold and, prior to the expiry of a period of six months from the closing date, will not offer or sell any notes to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers or Securities Regulations 1995; (ii) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (“FSMA”)) received by it in connection with the issue or sale of any notes in circumstances in which section 21(1) of the FSMA does not apply to the Issuer, and (iii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The underwriters have represented and agreed that it has not, directly or indirectly, offered or sold and will not, directly or indirectly, offer or sell in the Netherlands any notes with a denomination of less than EUR50,000 (or its foreign currency equivalent) other than to persons who trade or invest in securities in the conduct of a profession or business (which include banks, stockbrokers, insurance companies, pension funds, other institutional investors and finance companies and treasury departments of large enterprises) unless one of the other exemptions from or exceptions to the prohibition contained in article 3 of the Dutch Securities Transactions Supervision Act 1995 (Wet toezicht effectenverkeer 1995) is applicable and the conditions attached to such exemption or exception are complied with.

The notes may not be offered or sold by means of any document other than to persons whose ordinary business is to buy or sell shares or debentures, whether as principal or agent, or in circumstances which do not constitute an offer to the public within the meaning of the companies Ordinance (Cap. 32) of Hong Kong, and no advertisement, invitation or document relating to the notes may be issued, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made thereunder.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation or subscription or purchase, of the notes may not be circulated or distributed, nor many the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than under circumstances in which such offer, sale or invitation does not constitute an offer or sale, or invitation for subscription or purchase, of the notes to the public in Singapore.

The securities have not been and will not be registered under the Securities and Exchange Law of Japan (the Securities and Exchange law) and the underwriters have agreed that it will not offer or sell any securities, directly or indirectly, in Japan, or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $240,000.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses.

LEGAL MATTERS

Ann M. Caparrós, who is General Counsel of Horace Mann, and Gibson, Dunn & Crutcher LLP, New York, New York, will issue opinions about the legality of the notes. LeBoeuf, Lamb, Greene & MacRae, L.L.P., New York, New York, will act as counsel to the underwriters.

PROSPECTUS

$300,000,000

Debt Securities

Preferred Stock

Common Stock

Depositary Shares

By this prospectus, Horace Mann Educators Corporation from time to time may offer securities to the public. We will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and each applicable supplement carefully before you invest.

Our common stock is listed on the New York Stock Exchange under the symbol “HMN.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representations to the contrary are a criminal offense.

This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

The information contained in this prospectus is not complete and may be changed. You should rely only on the information incorporated by reference or provided in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. We are not making or soliciting an offer of any securities other than the securities described in this prospectus and any prospectus supplement. We are not making or soliciting an offer of these securities in any state where the offer is not permitted or in any circumstances in which such offer or solicitation is unlawful. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

The date of this prospectus is December 30, 2003.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a registration statement that we filed with the Securities and Exchange Commission using a “shelf” registration or continuous offering process. Under this shelf prospectus, we may sell any combination of the securities described in this prospectus from time to time, either separately or in units, in one or more offerings. Together, these offerings may total up to $300,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement containing specific information about the terms of that offering. That prospectus supplement may include a discussion of any risk factors or other special considerations applicable to those securities. The prospectus supplement also may add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and any prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.” The registration statement containing this prospectus, including the exhibits to the registration statement, provides additional information about us and the securities offered under this prospectus. The registration statement, including the exhibits, can be read at the SEC’s website or at the SEC’s offices mentioned under the heading “Where You Can Find More Information.”

Unless we have indicated otherwise, references in this prospectus to “Horace Mann,” “we,” “us” and “our” or similar terms are to Horace Mann Educators Corporation, an insurance holding company incorporated in Delaware, and its consolidated subsidiaries.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may access and read our SEC filings, including the complete registration statement and all exhibits to it, over the Internet at the SEC’s website at http://www.sec.gov (this uniform resource locator (URL) is an inactive textual reference only and is not intended to incorporate the SEC website into this prospectus). You may also read and copy any document we file with the SEC at the following location of the SEC:

Public Reference Room

450 Fifth Street, N.W.

Room 1024

Washington, D.C. 20549

You may also obtain copies of the documents that we file with the SEC by mail from the Public Reference Section of the SEC, Attention: Public Records Branch, 450 Fifth Street, N.W., Washington, DC 20549, at prescribed rates. Please call the SEC at (800) 732-0330 for further information on the operations of the Public Reference Room and copying charges. Our SEC filings are also available at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also post our SEC filings on our website at http://www.horacemann.com. Information contained on our website is not intended to be incorporated by reference in this prospectus and you should not consider that information a part of this prospectus. Our website address is included in this prospectus as an inactive textual reference only.

The SEC allows us to “incorporate by reference” the information we file with it, which means we can disclose important information to you by referring you to other documents that contain that information. The information incorporated by reference is an important part of this prospectus. Any information that we file with the SEC in the future and incorporate by reference will automatically update and supersede the information contained in this prospectus. We incorporate by reference in this prospectus the following documents filed by us with the SEC:

•	the description of our common stock contained in our effective registration statement on Form 8-A, including any amendment or report filed for the purpose of updating this description (File No. 001-10890);

•	our Annual Report on Form 10-K for the year ended December 31, 2002, filed on March 27, 2003;

•	our definitive Proxy Statement for our May 29, 2003 annual shareholder meeting, filed on April 1, 2003;

•	our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003 (filed on May 15, 2003), June 30, 2003 (filed on August 14, 2003 and amended on August 22, 2003) and September 30, 2003 (filed on November 12, 2003); and

•	our Current Reports on Form 8-K dated February 7, 2003, May 2, 2003, July 29, 2003, August 5, 2003, October 28, 2003, October 31, 2003, November 17, 2003, December 3, 2003 and December 8, 2003.

All documents that we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of all offerings made pursuant to this prospectus also will be deemed to be incorporated herein by reference and will automatically update information in this prospectus. Nothing in this prospectus shall be deemed to incorporate information furnished but not filed with the SEC pursuant to Item 9 or Item 12 of Form 8-K.

Statements made in this prospectus, in any prospectus supplement or in any document incorporated by reference in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance we refer you to the copy of the contract or other document filed as an exhibit to the registration statement of which this prospectus is a part or as an exhibit to the documents incorporated by reference. Each statement about the contents of any contract or other document is qualified in all material respects by reference to such contract or other document.

We will provide to you, at no cost, a copy of any document incorporated by reference in this prospectus and any exhibits specifically incorporated by reference in those documents. You may request copies of these filings by contacting us at the following address or telephone number: Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois 62715-0001, Attention: Corporate Secretary, (217) 789-2500.

FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus and the accompanying prospectus supplement, including information incorporated by reference, are “forward-looking statements” within the meaning of Section 27A of the Securities Act, and are intended to be covered by the safe harbor created by that section. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “would,” “could,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate” or similar expressions. Although we believe that the expectations reflected in such forward-looking statements are reasonable, such expectations may prove to be incorrect. Our forward-looking statements are subject to risks, uncertainties and other factors that could cause actual results to differ materially from future results expressed or implied by those forward-looking statements. Cautionary statements setting forth important factors that could cause actual results to differ materially from our forward-looking statements are discussed in our Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated by reference, and include, but are not limited to:

•	changes in the composition of our assets and liabilities;

•	fluctuations in the market value of securities within our investment portfolio due to credit issues and the related after-tax effect on our shareholders’ equity and total capital through either realized or unrealized investment losses. In addition, the impact of fluctuations in the financial markets on our defined benefit pension plan assets and the related after-tax effect on our operating expenses shareholders’ equity and total capital;

•	prevailing interest rate levels, including the impact of interest rates on (i) unrealized gains and losses on our investment portfolio and the related after-tax effect on our stockholders’ equity and total capital, (ii) the book yield of our investment portfolio and (iii) our ability to maintain appropriate interest rate spreads over the fixed rates guaranteed in our life and annuity products;

•	defaults on interest or dividend payments in our investment portfolio due to credit issues and the resulting impact on investment income;

•	the impact of fluctuations in the capital markets on our ability to refinance outstanding indebtedness or repurchase shares of our outstanding common stock;

•	the frequency and severity of catastrophes such as hurricanes, earthquakes, storms and wildfires, and our ability to maintain a favorable catastrophe reinsurance program, and the collectibility of reinsurance receivables;

•	continued adverse development of property and casualty loss experience and its impact on estimated claims and claim adjustment expenses for losses occurring in prior years;

•	the cyclicality of the insurance industry;

•	business risks inherent in our restructuring of the property and casualty claims operation;

•	the risk related to our dated and complex information systems, which are more prone to error than advanced technology systems;

•	disruptions of the general business climate, investments, capital markets and consumer attitudes caused by geopolitical acts such as terrorism, war or other similar events;

•	the impact of a disaster or catastrophic event affecting our employees or home office facilities and our ability to recover and resume the business operations on a timely basis;

•	our ability to develop and expand our agency force and our direct product distribution systems, as well as our ability to maintain and secure product sponsorships by local, state and national education associations;

•	the competitive impact of new entrants such as mutual funds and banks into the tax-deferred annuity products markets, and our ability to profitably expand our property and casualty business in highly competitive environments;

•	changes in insurance regulations, including (i) those affecting the ability of our insurance subsidiaries to distribute cash to the holding company and (ii) those impacting our ability to profitably write property and casualty insurance policies in one or more states;

•	changes in federal income tax laws and changes resulting from federal tax audits affecting corporate tax rates or taxable income, and regulations changing the relative tax advantages of our life and annuity products to customers;

•	the impact of fluctuations in the financial markets on our variable annuity fee revenues, valuations of deferred policy acquisition costs and value of acquired insurance in force, and the level of guaranteed minimum death benefit reserves;

•	our ability to maintain favorable claims-paying ability, financial strength and debt ratings;

•	adverse changes in policyholder mortality and morbidity rates;

•	the resolution of legal proceedings and related matters; and

•	other factors referenced in supplements to this prospectus.

Given these uncertainties, we caution investors not to unduly rely on our forward-looking statements. We disclaim any intent or obligation to update publicly any forward-looking statements set forth in this prospectus, any prospectus supplements or incorporated herein by reference, whether as a result of new information, future events or otherwise.

THE COMPANY

We market and underwrite personal lines of property and casualty and life insurance and retirement annuities. We market our products primarily to educators and other employees of public schools and their families. Our approximately 1.0 million customers typically have moderate annual incomes, with many belonging to two-income households. Their financial planning tends to focus on security, savings and primary insurance needs. We believe that Horace Mann is the largest national multi-line insurance company focused on the niche educator market.

Horace Mann Educators Corporation is a corporation organized under the laws of the State of Delaware. Our principal executive offices are located at 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number: (217) 789-2500). Our website address is http://www.horacemann.com. Our website address is included in this prospectus as an inactive textual reference only.

USE OF PROCEEDS

Unless otherwise indicated in an accompanying prospectus supplement, the net proceeds we expect to receive from the sale of the securities will be used to reduce outstanding debt or for general corporate purposes, which may include, among others, the following:

•	repaying existing debt;

•	making capital investments;

•	funding working capital requirements; and

•	funding possible acquisitions and investments.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND EARNINGS TO

COMBINED FIXED CHARGES AND PREFERENCE DIVIDENDS

The following table sets forth our ratios of earnings to fixed charges and earnings to combined fixed charges and preference dividends on a consolidated basis for the years ended December 31, 2002, 2001, 2000, 1999 and 1998 and for the nine-month periods ended September 30, 2003 and 2002. For purposes of computing the ratio of consolidated earnings to combined fixed charges and preference dividends, “earnings” consists of income (loss) before income taxes and interest expense (including amortization of debt issuance cost), “fixed charges” consists of interest expense (including amortization of debt issuance cost), and “preference dividends” consists of the amount of pre-tax earnings that is required to pay the dividends on outstanding preference securities.

	Nine Months Ended September 30,				Year Ended December 31,
	2003		2002		2002		2001		2000		1999		1998
	(Dollars in millions)
Ratio of earnings to fixed charges	0.4	x*	0.0	x**	1.9	x	4.0	x	2.0	x	10.6	x	13.3	x
Ratio of earnings to combined fixed charges and preference dividends	0.4	x*	0.0	x**	1.9	x	4.0	x	2.0	x	10.6	x	13.3	x

(*)	For the nine months ended September 30, 2003, earnings available were inadequate to cover fixed charges and combined fixed charges and preference dividends by $2.8 million.
(**)	For the nine months ended September 30, 2002, earnings available were inadequate to cover fixed charges and combined fixed charges and preference dividends by $10.8 million.

DESCRIPTION OF THE DEBT SECURITIES

The following is a general description of the debt securities that we may offer from time to time. The particular terms of the debt securities offered by any prospectus supplement and the extent, if any, to which the general provisions described below may apply to those securities will be described in the applicable prospectus supplement. We may also sell hybrid securities that combine certain features of debt securities and other securities described in this prospectus. As you read this section, please remember that the specific terms of a debt security as described in the applicable prospectus supplement will supplement and may modify or replace the general terms described in this section. If there are any differences between the applicable prospectus supplement and this prospectus, the applicable prospectus supplement will control. As a result, the statements we make in this section may not apply to the debt security you purchase.

As used in this “Description of the Debt Securities,” the “Company” refers to Horace Mann Educators Corporation and does not, unless the context otherwise indicates, include our subsidiaries.

Capitalized terms used but not defined in this section have the respective meanings set forth in the applicable indenture.

General

The debt securities that we offer will be either senior debt securities or subordinated debt securities. We will issue senior debt securities under an indenture, which we refer to as the senior indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We will issue subordinated debt securities under a different indenture, which we refer to as the subordinated indenture, to be entered into between us and the trustee named in the applicable prospectus supplement. We refer to both the senior indenture and the subordinated indenture as the indentures, and to each of the trustees under the indentures as a trustee. In addition, the indentures may be supplemented or amended as necessary to set forth the terms of the debt securities issued under the indentures. You should read the indentures, including any amendments or supplements, carefully to fully understand the terms of the debt securities. The forms of the indentures have been filed as exhibits to the registration statement of which this prospectus is a part. The indentures are subject to, and are governed by, the Trust Indenture Act of 1939, as amended.

The senior debt securities will be unsubordinated obligations of the Company. They will be unsecured and will rank equally with each other and all of our other unsubordinated debt, unless otherwise indicated in the applicable prospectus supplement. The subordinated debt securities will be subordinated in right of payment to the prior payment in full of our senior debt. See “Subordination of Subordinated Debt Securities.” The subordinated debt securities will be unsecured and will rank equally with each other, unless otherwise indicated in the applicable prospectus supplement. We will indicate in each applicable prospectus supplement, as of the most recent practicable date, the aggregate amount of our outstanding debt that would rank senior to the subordinated debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, the debt securities will not constitute obligations of our subsidiaries. Creditors of our subsidiaries are entitled to a claim on the assets of those subsidiaries. Consequently, in the event of a liquidation or reorganization of any subsidiary, creditors of the subsidiary are likely to be paid in full before any distribution is made to the Company and holders of debt securities, except to the extent that the Company is itself recognized as a creditor of such subsidiary, in which case the Company’s claims would still be subordinate to any security interests in the assets of such subsidiary and any debt of such subsidiary senior to that held by the Company.

The indentures do not limit the amount of debt securities that can be issued thereunder and provide that debt securities of any series may be issued thereunder up to the aggregate principal amount that we may authorize from time to time. The indentures do not limit the amount of other indebtedness or securities that we may issue. We may issue debt securities of the same series at more than one time and, unless prohibited by the terms of the series, we may reopen a series for issuances of additional debt securities, without the consent of the holders of the outstanding debt securities of that series.

Reference is made to the prospectus supplement for the following and other possible terms of each series of the debt securities in respect of which this prospectus is being delivered:

(1)	the title of the debt securities;

(2)	any limit upon the aggregate principal amount of the debt securities;

(3)	if other than 100% of the principal amount, the percentage of their principal amount at which the debt securities will be offered;

(4)	the date or dates on which the principal of the debt securities will be payable (or method of determination thereof);

(5)	the rate or rates (or method of determination thereof) at which the debt securities will bear interest, if any, the date or dates from which any such interest will accrue and on which such interest will be payable, and the record dates for the determination of the holders to whom interest is payable;

(6)	if other than as set forth herein, the place or places where the principal of and interest, if any, on the debt securities will be payable;

(7)	the price or prices at which, the period or periods within which and the terms and conditions upon which debt securities may be redeemed, in whole or in part, at our option;

(8)	if other than the principal amount thereof, the portion of the principal amount of the debt securities payable upon declaration of acceleration of the maturity thereof;

(9)	our obligation, if any, to redeem, repurchase or repay debt securities, whether pursuant to any sinking fund or analogous provisions or pursuant to other provisions set forth therein or at the option of a holder thereof;

(10)	whether the debt securities will be represented in whole or in part by one or more global notes registered in the names of a depository or its nominee;

(11)	the ranking of such debt securities as senior debt securities or subordinated debt securities;

(12)	whether there are any authentication agents, paying agents, transfer agents or registrars with respect to the debt securities;

(13)	whether the debt securities are convertible into our common stock and, if so, the terms and conditions of such conversion; and

(14)	any other terms or conditions not inconsistent with the provisions of the indenture under which the debt securities will be issued.

“Principal” when used herein includes any premium on any series of the debt securities.

Unless otherwise provided in the prospectus supplement relating to any debt securities, principal and interest, if any, will be payable, and transfers of the debt securities may be registered, at the office or offices or agency we maintain for such purposes, provided that payment of interest on the debt securities will be paid at such place by check mailed to the persons entitled thereto at the addresses of such persons appearing on the security register. Interest on the debt securities will be payable on any interest payment date to the persons in whose name the debt securities are registered at the close of business on the record date for such interest payment.

The debt securities may be issued only in fully registered form in minimum denominations of $1,000 and any integral multiple thereof. Additionally, the debt securities may be represented in whole or in part by one or more global notes registered in the name of a depository or its nominee and, if so represented, interests in such global note will be shown on, and transfers thereof will be effected only through, records maintained by the designated depository and its participants.

The debt securities may be exchanged for an equal aggregate principal amount of debt securities of the same series and date of maturity in such authorized denominations as may be requested upon surrender of the debt securities at an agency of the Company maintained for such purpose and upon fulfillment of all other requirements of such agent. No service charge will be made for any registration of transfer or exchange of the debt securities, but we may require payment of an amount sufficient to cover any tax or other governmental charge payable in connection therewith.

The indentures require the annual filing by the Company with the Trustee of a certificate as to compliance with certain covenants contained in the indentures.

We will comply with Section 14(e) under the Exchange Act, to the extent applicable, and any other tender offer rules under the Exchange Act which may then be applicable, in connection with any obligation to purchase debt securities at the option of the holders thereof. Any such obligation applicable to a series of debt securities will be described in the prospectus supplement relating thereto.

Unless otherwise described in a prospectus supplement relating to any debt securities, there are no covenants or provisions contained in the indentures that may afford the holders of debt securities protection in the event that we enter into a highly leveraged transaction.

The statements made hereunder relating to the indentures and the debt securities are summaries of certain provisions thereof and do not purport to be complete and are qualified in their entirety by reference to all provisions of the indentures and the debt securities.

Events of Default

An Event of Default with respect to the debt securities of any series is defined in the indentures as:

(1) default in the payment of any installment of interest upon any of the debt securities of such series as and when the same shall become due and payable, and continuance of such default for a period of 30 days;

(2) default in the payment of all or any part of the principal of any of the debt securities of such series as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise;

(3) default in the performance, or breach, of any other covenant or warranty contained in the debt securities of such series or set forth in the applicable indenture (other than a covenant or warranty included in the applicable indenture solely for the benefit of one or more series of debt securities other than such series) and continuance of such default or breach for a period of 90 days after due notice by the trustee or by the holders of at least 25% in principal amount of the outstanding securities of such series;

(4) a default under any bond, debenture, note or other evidence of indebtedness of the Company, or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness of the Company, whether such indebtedness now exists or is hereafter created, which default involves the failure to pay principal on indebtedness in excess of $40,000,000 at the final maturity thereof or which has resulted in indebtedness in excess of $40,000,000 becoming or being declared due and payable prior to the date on which it would otherwise become due and payable; or

(5) certain events of bankruptcy, insolvency or reorganization of the Company.

Additional Events of Default may be added for the benefit of holders of certain series of debt securities which, if added, will be described in the prospectus supplement relating to such debt securities.

The indentures provide that the trustee shall notify the holders of debt securities of each series of any continuing default known to the trustee which has occurred with respect to such series within 90 days after the occurrence thereof. The indentures provide that notwithstanding the foregoing, except in the case of default in the payment of the principal of, or interest, if any, on any of the debt securities of such series, the trustee may withhold such notice if the trustee in good faith determines that the withholding of such notice is in the interests of the holders of debt securities of such series.

The indentures provide that if an Event of Default with respect to any series of debt securities shall have occurred and be continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of debt securities of such series then outstanding may declare the principal amount of all debt securities of such series to be due and payable immediately, but upon certain conditions such declaration may be annulled. Any past defaults and the consequences thereof, except a default in the payment of principal of or interest, if any, on debt securities of such series, may be waived by the holders of a majority in principal amount of the debt securities of such series then outstanding.

Subject to the provisions of the indentures relating to the duties of the trustee, in case an Event of Default with respect to any series of debt securities shall occur and be continuing, the trustee shall not be under any obligation to exercise any of the trusts or powers vested in it by the indentures at the request or direction of any of the holders of such series, unless such holders shall have offered to such trustee reasonable security or indemnity. The holders of a majority in aggregate principal amount of the debt securities of each series affected and then outstanding shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture or exercising any trust or power conferred on the trustee with respect to the debt securities of such series; provided that the trustee may refuse to follow any direction which is in conflict with any law or such indenture and subject to certain other limitations.

No holder of any debt security of any series will have any right by virtue or by availing of any provision of the indentures to institute any proceeding at law or in equity or in bankruptcy or otherwise with respect to the indentures or for any remedy thereunder, unless such holder shall have previously given the trustee written notice of an Event of Default with respect to debt securities of such series and unless the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series shall also have made written request, and offered reasonable indemnity and security, to the trustee to institute such proceeding as trustee, and the trustee shall have failed to institute such proceeding within 60 days after its receipt of such request, and the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series a direction inconsistent with such request. However, the right of a holder of any debt security to receive payment of the principal of and interest, if any, on such debt security on or after the due dates expressed in such debt security, or to institute suit for the enforcement of any such payment on or after such dates, shall not be impaired or affected without the consent of such holder.

Merger

Each indenture provides that the Company may consolidate with, sell, convey or lease all or substantially all of its assets to, or merge with or into, any other corporation, if:

(1) either (a) the Company is the continuing corporation or (b) the successor corporation is a domestic corporation and expressly assumes the due and punctual payment of the principal of and interest on all the debt securities outstanding under such indenture according to their tenor and the due and punctual performance and observance of all of the covenants and conditions of such indenture to be performed or observed by the Company; and

(2) the Company or such successor corporation, as the case may be, is not, immediately after such merger, consolidation, sale, conveyance or lease, in material default in the performance or observance of any such covenant or condition.

Satisfaction and Discharge of Indentures

The indenture with respect to any series of debt securities (except for certain specified surviving obligations including the Company’s obligation to pay the principal of and interest on the debt securities of such series) will be discharged and cancelled upon the satisfaction of certain conditions, including the payment of all the debt securities of such series or the deposit with the trustee under such indenture of cash or appropriate Government Obligations or a combination thereof sufficient for such payment or redemption in accordance with the applicable indenture and the terms of the debt securities of such series.

Modification of the Indentures

The indentures contain provisions permitting the Company and the trustee thereunder, with the consent of the holders of not less than a majority in aggregate principal amount of the debt securities of each series at the time outstanding under the applicable indenture affected thereby, to execute supplemental indentures adding any provisions to, or changing in any manner or eliminating any of the provisions of, the applicable indenture or any supplemental indenture or modifying in any manner the rights of the holders of the debt securities of each such series; provided that no such supplemental indenture may:

(1) extend the final maturity date of any debt security, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of any interest thereon, or reduce any amount payable on redemption thereof, or impair or affect the right of any holder of debt securities to institute suit for payment thereof or, if the debt securities provide therefor, any right of repayment at the option of the holders of the debt securities, without the consent of the holder of each debt security so affected;

(2) reduce the aforesaid percentage of debt securities of such series, the consent of the holders of which is required for any such supplemental indenture, without the consent of the holders of all debt securities of such series so affected; or

(3) reduce the amount of principal payable upon acceleration of the maturity date of any Original Issue Discount Security.

Additionally, in certain prescribed instances, the Company and the trustee may execute supplemental indentures without the consent of the holders of debt securities.

Defeasance and Discharge

The indentures provide, if such provision is made applicable to the debt securities of any series, that the Company may elect to terminate, and be deemed to have satisfied, all its obligations with respect to such debt securities (except for the obligations to register the transfer or exchange of such debt securities, to replace mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities, to compensate and indemnify the trustee and to punctually pay or cause to be paid the principal of, and interest, if any, on all debt securities of such series when due) (“defeasance”) upon the deposit with the trustee, in trust for such purpose, of funds and/or Government Obligations which through the payment of principal and interest in accordance with their terms will provide funds in an amount sufficient (in the opinion of a nationally recognized firm of independent public accountants) to pay the principal of and premium and interest, if any, on the outstanding debt securities of such series, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor. Such a trust may be established only if, among other things:

(1) the Company has delivered to the trustee an opinion of counsel (as specified in the applicable indenture) with regard to certain matters, including an opinion to the effect that the holders of such debt securities will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times as would have been the case if such deposit and defeasance had not occurred, and which opinion of counsel must be based upon:

(a) a ruling of the U.S. Internal Revenue Service to the same effect; or

(b) a change in applicable U.S. federal income tax law after the date of the indenture such that a ruling is no longer required;

(2) no Event of Default shall have occurred or be continuing; and

(3) such deposit shall not result in a breach or violation of, or constitute a default under the applicable indenture or any other material agreement or instrument to which the Company is a party or by which the Company is bound.

The prospectus supplement may further describe these or other provisions, if any, permitting defeasance with respect to the debt securities of any series.

Subordination of Subordinated Debt Securities

The senior debt securities will constitute part of our Senior Indebtedness (as defined below) and will rank pari passu with all outstanding senior debt. Except as set forth in the related prospectus supplement, the subordinated debt securities will be subordinated, in right of payment, to the prior payment in full of our Senior Indebtedness, including the senior debt securities, whether outstanding at the date of the subordinated indenture or thereafter incurred, assumed or guaranteed.

Except as set forth in the related prospectus supplement, “Senior Indebtedness” means:

(1) the principal of and unpaid interest on indebtedness for money borrowed;

(2) purchase money and similar obligations;

(3) obligations under capital leases or leases of property or assets made as part of any sale and leaseback transaction;

(4) guarantees, assumptions or purchase commitments relating to, or other transactions as a result of which the Company is responsible for the payment of, such indebtedness of others;

(5) renewals, extensions and refunding of any such indebtedness;

(6) interest or obligations in respect of any such indebtedness accruing after the commencement of any insolvency or bankruptcy proceedings; and

(7) obligations associated with derivative products such as interest rate and currency exchange contracts, foreign exchange contracts, commodity contracts, and similar arrangements;

unless, in each case, the instrument by which the Company incurred, assumed or guaranteed the indebtedness or obligations described in clauses (1) through (7) hereof expressly provides that such indebtedness or obligation is not senior in right of payment to the subordinated debt securities.

Upon any distribution of the Company’s assets in connection with any dissolution, winding up, liquidation or reorganization of the Company, whether in a bankruptcy, insolvency, reorganization or receivership proceeding or upon an assignment for the benefit of creditors or any other marshalling of the Company’s assets and liabilities or otherwise, except a distribution in connection with a merger or consolidation or a conveyance or transfer of all or substantially all of the properties of the Company in accordance with the subordinated indenture, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that a payment default shall have occurred and be continuing with respect to the Senior Indebtedness, the holders of all Senior Indebtedness shall first be entitled to receive payment of the full amount due thereon before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities. In the event that the principal of the subordinated debt securities of any series shall have been declared due and payable pursuant to the subordinated indenture and such declaration shall not have been rescinded and annulled, the holders of all Senior Indebtedness outstanding at the time of such declaration shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in full, before the holders of any of the subordinated debt securities are entitled to receive any payment in respect of the subordinated debt securities.

This subordination will not prevent the occurrence of any event of default with respect to the subordinated debt securities. There is no limitation on the issuance of additional Senior Indebtedness in the subordinated indenture.

Global Debt Securities

The debt securities of a series may be issued in whole or in part in the form of one or more global securities that will be deposited with, or on behalf of, a depository (a “Debt Depository”) identified in the applicable prospectus supplement. Global securities may be issued in either registered or bearer form and in either temporary or permanent form. Unless otherwise provided in such prospectus supplement, debt securities that are represented by a global security will be issued in denominations of $1,000 or any integral multiple thereof and will be issued in registered form only, without coupons. Payments of principal of, and interest, if any, on debt securities represented by a global security will be made by the Company to the trustee under the applicable indenture, and then forwarded to the Debt Depository.

We anticipate that any global securities will be deposited with, or on behalf of, The Depository Trust Company (“DTC”), and that such global securities will be registered in the name of Cede & Co., DTC’s nominee. We further anticipate that the following provisions will apply to the depository arrangements with respect to any such global securities. Any additional or differing terms of the depository arrangements will be described in the prospectus supplement relating to a particular series of debt securities issued in the form of global securities.

So long as DTC or its nominee is the registered owner of a global security, DTC or its nominee, as the case may be, will be considered the sole Holder of the debt securities represented by such global security for all purposes under the applicable indenture. Except as described below, owners of beneficial interests in a global security will not be entitled to have debt securities represented by such global security registered in their names, will not receive or be entitled to receive physical delivery of debt securities in certificated form and will not be considered the owners or holders thereof under the applicable indenture. The laws of some states require that certain purchasers of securities take physical delivery of such securities in certificated form; accordingly, such laws may limit the transferability of beneficial interests in a global security.

If DTC is at any time unwilling or unable to continue as depository or if at any time DTC ceases to be a clearing agency registered under the Exchange Act if so required by applicable law or regulation, and, in either case, we do not appoint a successor Debt Depository within 90 days, we will issue individual debt securities in certificated form in exchange for the global securities. In addition, we may determine, at any time and in our sole discretion, not to have any debt securities represented by one or more global securities, and, in such event, will issue individual debt securities in certificated form in exchange for the relevant global securities. In any such instance, an owner of a beneficial interest in a global security will be entitled to physical delivery of individual debt securities in certificated form of like tenor and rank, equal in principal amount to such beneficial interest, and to have such debt securities in certificated form registered in its name. Unless otherwise described in the applicable prospectus supplement, debt securities so issued in certificated form will be issued in denominations of $1,000 or any integral multiple thereof, and will be issued in registered form only, without coupons.

DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its participants (“Participants”) deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as securities brokers and dealers, and banks and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

Purchases of debt securities under the DTC system must be made by or through Direct Participants, which will receive a credit for the debt securities on DTC’s records. The ownership interest of each actual purchaser of each debt security (“Beneficial Owner”) is in turn recorded on the Direct and Indirect Participants’ records. A Beneficial Owner does not receive written confirmation from DTC of its purchase, but is expected to receive a written confirmation providing details of the transaction, as well as periodic statements of its holdings, from the Direct or Indirect Participants through which such Beneficial Owner entered into the action. Transfers of ownership interests in debt securities are accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners do not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, the debt securities are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of the debt securities with DTC and their registration in the name of Cede & Co. will effect no change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the debt securities; DTC records reflect only the identity of the Direct

Participants to whose accounts debt securities are credited, which may or may not be the Beneficial Owners. The Participants remain responsible for keeping account of their holdings on behalf of their customers.

Delivery of notice and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. consents or votes with respect to the debt securities. Under its usual procedures, DTC mails a proxy (an “Omnibus Proxy”) to the issuer as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts the debt securities are credited on the record date (identified on a list attached to the Omnibus Proxy).

Principal and interest payments, if any, on the debt securities will be made to DTC. DTC’s practice is to credit Direct Participants’ accounts on the payment date in accordance with their respective holdings as shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on the payment date. Payments by Participants to Beneficial Owners are governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and are the responsibility of such Participant and not of DTC, the trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal and interest, if any, to DTC is our or the trustee’s responsibility, disbursement of such payments to Direct Participants is DTC’s responsibility, and disbursement of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

DTC may discontinue providing its services as securities depository with respect to the debt securities at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor securities depository is not appointed, debt security certificates are required to be printed and delivered.

We may decide to discontinue use of the system of book-entry transfers through DTC (or a successor securities depository). In that event, debt security certificates will be printed and delivered.

We have obtained the information in this section concerning DTC and DTC’s book-entry system from sources that we believe to be reliable, but we take no responsibility for the accuracy of this information.

None of us, any underwriter or agent, the trustee or any applicable paying agent will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to such beneficial interest.

DESCRIPTION OF CAPITAL STOCK

General

Our authorized capital stock consists of 75,000,000 shares of common stock, $0.001 par value per share, and 1,000,000 shares of preferred stock, $0.001 par value per share.

The following descriptions are summaries of the material terms of our capital stock. You should refer to the applicable provisions of the Delaware General Corporation Law, our certificate of incorporation, our bylaws and the applicable prospectus supplement for additional information about our capital stock. See “Where You Can Find More Information.”

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders. There is no cumulative voting for election of directors. Accordingly, the holders of a majority of the shares voted can elect all of the nominees for director. Our common stock is listed on the New York Stock Exchange under the symbol “HMN.”

Subject to preferences that may be applicable to any outstanding shares of preferred stock, the holders of our common stock are entitled to receive ratably those dividends when, as and if declared by our board of directors out of funds legally available for that purpose. Upon our liquidation, dissolution or winding up, subject to preferences that may be applicable to any outstanding preferred stock, the holders of our common stock are entitled to share ratably in all assets remaining or distributions to stockholders after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Our common stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to our common stock. All outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

The following description of preferred stock and the description of the terms of a particular series of preferred stock that will be described in the related prospectus supplement are not complete. These descriptions are qualified in their entirety by reference to the certificate of designation relating to that series. The rights, preferences, privileges and restrictions of the preferred stock of each series will be fixed by the certificate of designation relating to that series. You should read the applicable certificate of designation for a complete description of a series of preferred stock.

Our board of directors is authorized, without any further vote or action by our stockholders, to cause up to 1,000,000 shares of preferred stock, $0.001 par value per share, to be issued from time to time in one or more series and to fix, or designate the powers, preferences and rights and the qualifications, limitations and restrictions of the shares of each series, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of the series.

The specific matters that our board of directors may determine with respect to a series of preferred stock, and which we will describe, where applicable, in a prospectus supplement relating to the series of preferred stock, include:

•	the designation of each series;

•	the maximum number of shares of each series;

•	the rate of any dividends, the dates dividends will accrue, whether the series of preferred stock will be issued with an original issue discount and, if so, the computed dividend rate on the series of preferred stock, the dividend payment dates and whether dividends will be cumulative;

•	the amount payable in the event of any voluntary or involuntary liquidation, dissolution or winding up of our company;

•	the terms and conditions of any redemption, including redemption at our option or at the option of the holders, including the time period for redemption, and any accumulated dividends or premiums;

•	rights and terms of any conversion or exchange, including the price or the rate of conversion or exchange and the method, if any, of adjustment;

•	any sinking fund or similar provision, and, if applicable, the terms and provisions relating to the purpose and operation of the fund;

•	any voting rights, in addition to voting rights provided by law; and

•	any or all other preferences and relative, participating, optional or other special rights, privileges or qualifications, limitations or restrictions.

Any or all of these rights may be greater than the rights of the holders of common stock.

Upon liquidation, dissolution or winding up, the holders of each series of preferred stock will be entitled to receive the liquidation preference per share specified in the applicable prospectus supplement plus any accrued and unpaid dividends. Holders of preferred stock will be entitled to receive these amounts before any distribution is made to the holders of common stock, but only after the liquidation preference has been fully paid on any shares of senior ranking preferred stock or any other senior ranking securities. Neither the par value nor the liquidation preference of any series of preferred stock is indicative of the prices at which any shares of preferred stock may trade on or after the date of issuance.

The preferred stock may have voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. The terms of the preferred stock that might be issued could conceivably prohibit us from:

•	consummating a merger;

•	reorganizing;

•	selling substantially all of our assets;

•	liquidating; or

•	engaging in other extraordinary corporate transactions without stockholder approval.

Preferred stock, or rights to purchase preferred stock, could be issued quickly with terms calculated to delay, defer or prevent a change in control of us or to make it more difficult to remove our management. For example, a business combination could be impeded by issuing a series of preferred stock containing class voting rights that would enable the holder or holders of this series to block that transaction. Alternatively, a business combination could be facilitated by issuing a series of preferred stock with sufficient voting rights to provide a required percentage vote of the stockholders.

In addition, the issuance of preferred stock may have the effect of decreasing the market price of our common stock. Although our board of directors is required to make any determination to issue any preferred stock based on its judgment as to the best interests of our stockholders, it could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over prevailing market prices of the stock. Our board of directors does not currently intend to seek stockholder approval prior to any issuance of preferred stock unless otherwise required by law or applicable stock exchange requirements.

Preferred stock will be fully paid and nonassessable upon issuance. The preferred stock or any series of preferred stock may be represented, in whole or in part, by one or more global certificates,

which will have an aggregate principal amount equal to that of the preferred stock represented by the global certificate. Each global certificate will:

•	be registered in the name of a depositary or a nominee of the depositary identified in the prospectus supplement;

•	be deposited with the depositary or nominee or a custodian for the depositary; and

•	bear a legend regarding the restrictions on exchanges and registration of transfer, and any other matters as may be provided for under the certificate of designation.

Depositary Shares

We may, at our option, elect to offer fractional shares of preferred stock, or “depositary shares,” rather than full shares of preferred stock. In that event, we will issue receipts for depositary shares, and each receipt will represent a fraction of a share of a particular series of preferred stock as described in the applicable prospectus supplement.

The shares of any series of preferred stock represented by depositary shares will be deposited under a deposit agreement to be entered into between us and the depositary named in the applicable prospectus supplement. The deposit agreement will contain terms applicable to the holders of depositary shares in addition to the terms stated in the depositary receipts. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion, to all the rights and preferences of the preferred stock, including dividend, voting, redemption, subscription and liquidation rights. The terms of any depositary shares will be described in the applicable prospectus supplement and the provisions of the deposit agreement, which will be filed with the SEC. You should carefully read the deposit agreement and the depositary receipt attached to the deposit agreement for a more complete description of the terms of the depositary shares.

If any series of preferred stock underlying the depositary shares may be converted or exchanged, each record holder of depositary receipts representing the shares of preferred stock being converted or exchanged will have the right or obligation to convert or exchange the depositary shares represented by the depositary receipts.

Whenever we redeem or convert shares of preferred stock held by the depositary, the depositary will redeem or convert, at the same time, the number of depositary shares representing the preferred stock to be redeemed or converted. The depositary will redeem or convert the depositary shares from the proceeds it receives from the corresponding redemption or conversion of the applicable series of preferred stock. The redemption or conversion price per depositary share will be equal to the applicable fraction of the redemption or conversion price per share on the applicable series of preferred stock. If less than all the depositary shares are to be redeemed or converted, the depositary will select which shares are to be redeemed or converted by lot on a pro rata basis or by any other equitable method as the depositary may decide.

After the redemption or conversion date, the depositary shares called for redemption or conversion will no longer be outstanding. When the depositary shares are no longer outstanding, all rights of the holders will end, except the right to receive money, securities or other property payable upon redemption or conversion.

We will pay all fees, charges and expenses of the depositary, including the initial deposit of preferred stock and any redemption of the preferred stock. Holders of depositary shares will pay taxes and any other charges as are stated in the deposit agreement for their accounts.

Limitations on Liability and Indemnification of Officers and Directors

Our amended and restated certificate of incorporation provides that, to the fullest extent permitted by Delaware law, none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duties. The provision effectively eliminates our rights and the rights of our stockholders to recover monetary damages against a director for breach of fiduciary duty as a director. This provision does not, however, exonerate directors from liability under federal securities laws or for (1) breach of a director’s duty of loyalty to us or to our stockholders, (2) acts or omissions not in good faith or that involve intentional misconduct or knowing violation of law, (3) specified willful or negligent acts relating to the payment of dividends or the repurchase or redemption of securities or (4) any transaction from which a director has derived an improper personal benefit. Our amended and restated bylaws provide for indemnification of our officers and directors to the fullest extent permitted by applicable law.

Delaware Business Combination Statute

We are subject to Section 203 of the Delaware General Corporation Law, an anti-takeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date the person became an interested stockholder, unless the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Generally, an “interested stockholder” is a person who, together with affiliates and associates, owns or, within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation’s voting stock. The existence of this provision may have an anti-takeover effect with respect to transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders. If any person acquires 15% or more of our outstanding stock, that person will be subject to the provisions of Section 203.

Transfer Agent and Registrar

American Stock Transfer & Trust Company is the transfer agent and registrar for our common stock. We will designate the transfer agent for each series of preferred stock in the applicable prospectus supplement.

PLAN OF DISTRIBUTION

We may offer and sell the securities described in this prospectus:

•	through agents;

•	through one or more underwriters or dealers;

•	through a block trade in which the broker or dealer engaged to handle the block trade will attempt to sell the securities as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	directly to one or more purchasers (through a specific bidding or auction process or otherwise);

•	in “at the market offerings,” within the meaning of Rule 415(a)(4) of the Securities Act;

•	through a combination of any of these methods of sale; or

•	at a fixed exchange ratio in return for other of our securities.

The distribution of the securities described in this prospectus may be effected from time to time in one or more transactions either:

•	at a fixed price or prices, which may be changed;

•	at market prices prevailing at the time of sale;

•	at prices relating to the prevailing market prices; or

•	at negotiated prices.

Offers to purchase the securities may be solicited by agents designated by us from time to time. Any agent involved in the offer or sale of the securities will be named, and any commissions payable by us to the agent will be described, in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, any such agent will be acting on a best efforts basis for the period of its appointment. Any agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If we offer and sell securities through an underwriter or underwriters, we will execute an underwriting agreement with the underwriter or underwriters. The names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transactions, including compensation of the underwriters and dealers, which may be in the form of discounts, concessions or commissions, if any, will be described in the applicable prospectus supplement, which will be used by the underwriters to make resales of the securities.

If we offer and sell securities through a dealer, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. The name of the dealer and the terms of the transactions will be set forth in the applicable prospectus supplement.

We may solicit offers to purchase the securities directly and we may sell the securities directly to institutional or other investors. The terms of these sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement. We may enter into agreements with agents, underwriters and dealers under which we may agree to indemnify the agents, underwriters and dealers against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they may be required to make with respect to these liabilities. The terms and conditions of this indemnification or contribution will be described in the applicable prospectus supplement. Some of the agents, underwriters or dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may grant underwriters who participate in the distribution of securities an option to purchase additional securities to cover over-allotments, if any, in connection with the distribution.

We may authorize our agents or underwriters to solicit offers to purchase securities at the public offering price under delayed delivery contracts. The terms of these delayed delivery contracts, including when payment for and delivery of the securities sold will be made under the contracts and any conditions to each party’s performance set forth in the contracts, will be described in the applicable prospectus supplement. The compensation received by underwriters or agents soliciting purchases of securities under delayed delivery contracts will also be described in the applicable prospectus supplement.

Unless indicated in the applicable prospectus supplement, all debt securities, depositary shares and preferred stock will be new issues of securities with no established trading market. Unless indicated in the applicable prospectus supplement, we do not expect to list the securities on a securities exchange, except for the common stock, which is listed on the New York Stock Exchange. Underwriters involved in the public offering and sale of these securities may make a market in the securities. They are not obligated to make a market, however, and may discontinue market making activity at any time. We cannot give any assurance as to the liquidity of the trading market for any of these securities.

LEGAL MATTERS

The legality of the securities offered by this prospectus will be passed upon for us by Gibson, Dunn & Crutcher LLP, New York, New York. If legal matters in connection with offerings made by this prospectus are passed on by counsel for the underwriters of an offering of the securities, that counsel will be named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements and schedules incorporated in this prospectus by reference from our annual report on Form 10-K for the fiscal year ended December 31, 2002 have been so incorporated in reliance on the report of KPMG LLP, independent accountants, given their authority as experts in auditing and accounting.

With respect to the unaudited interim financial information for the periods ended March 31, 2003 and 2002, June 30, 2003 and 2002 and September 30, 2003 and 2002, incorporated by reference herein, the independent accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included in our quarterly report on Form 10-Q for each of the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The independent accountants are not subject to the liability provisions of Section 11 of the Securities Act of 1933 for their reports on the unaudited interim financial information because those reports are not a “report” or a “part” of the registration statement prepared or certified by the independent accountants within the meaning of Sections 7 and 11 of the Securities Act of 1933.

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representations. This prospectus is an offer to sell only the Notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Prospectus Supplement

Prospectus

$75,000,000

Horace Mann Educators Corporation

6.05% Senior Notes due 2015

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Banc of America Securities LLC